As filed with the Securities and Exchange Commission on February 6, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

3SBio Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 3 A1, Road 10

Shenyang Economic & Technology Development Zone

Shenyang 110027

The People’s Republic of China

Tel: (86-24) 2581-1820

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory G. H. Miao Skadden, Arps, Slate, Meagher & Flom LLP 42/F., Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700	Donald J. Murray Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019 (212) 259-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☑ 333-140099

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)(2)	Proposed maximum aggregate offering price		Amount of registration fee
Ordinary Shares, par value US$0.0001 per share	$141,680,000	(3)	$15,160	(4)

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby were previously registered under a separate registration statement on Form F-6 (Registration No. 333-140124). Each American depositary share represents seven ordinary shares.
(2)	Includes ordinary shares that the underwriters have the option to purchase to cover over-allotments, if any. Also includes shares initially offered and sold outside of the United States that may be resold from time to time in the United States. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Calculated in accordance with Rule 457(o) to account for the increase above the maximum aggregate offering price of $123,970,000 previously registered pursuant to the Prior Registration Statement.
(4)	$1,895 is paid pursuant to this Registration Statement. In connection with the Prior Registration Statement, the Registrant paid $13,265.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form F-1 (Registration No. 333-140099) filed by 3SBio Inc. with the Securities and Exchange Commission (the “Commission”) on January 19, 2007, as amended on January 29, 2007, which was declared effective by the Commission on February 6, 2007, are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on the 6th day of February, 2007.

3SBio Inc.

By:	/s/ Jing Lou
Name: Dr. Jing Lou
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Dr. Jing Lou and Clara Mak, and each of them singly, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
*	Dan Lou Chairman of Board of Directors	February 6, 2007

*	Dr. Jing Lou Chief Executive Officer and Director (principal executive officer)	February 6, 2007

*	Clara Mak Chief Financial Officer	February 6, 2007

*	Yongfu Chen Controller	February 6, 2007

*	Liping Xu Vice President and Director	February 6, 2007

*	Bin Huang Vice President and Director	February 6, 2007

*	Guanjin Hu Director	February 6, 2007

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Signature	Title	Date
*	Moujia Qi Director	February 6, 2007
*	Lawrence S. Wizel Director	February 6, 2007

*	Authorized Representative in the United States	February 6, 2007

* By:	/S/ JING LOU
Dr. Jing Lou
Attorney-in-fact

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EXHIBIT INDEX

Exhibit Number	Description of Document

5.1	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered

23.1	Consent of KPMG, Independent Registered Public Accounting Firm

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1	Powers of Attorney (incorporated by reference to Exhibit 24.1 to the Registration Statement on Form F-1 of 3SBio Inc. (Reg No. 333-140099) initially filed with the Securities and Exchange Commission on January 19, 2007